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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements and schedule of Journal Communications, Inc. dated January 28, 2003 and our report on the balance sheet of The Journal Company dated May 12, 2003, both included in this Amendment No. 1 to the Joint Proxy Statement of Journal Communications, Inc. and Journal Employees' Stock Trust and to the Registration Statement (Form S-4) (Reg. No. 333-105209) and related Prospectus of The Journal Company, for the registration of shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock of The Journal Company.

                                                 /s/ Ernst & Young LLP

Milwaukee, WI
June 18, 2003